Exhibit 10.18

March 7, 2006

Mr. Jim Pekarsky

[ADDRESS]

Dear Jim:

I am pleased to offer you a position with Monolithic System Technology, Inc. (“MoSys” or the “Company”) as Chief Financial Officer, an exempt position in which you will report directly to me. Your semimonthly compensation will be $8,333.33 dollars, which is equal to $200,000.00 annually.

In addition, you will be granted an option to purchase 300,000 shares of the Company’s common stock, subject to approval by the Compensation Committee of the Board and your execution of the Company’s standard Stock Option Agreement. The terms of such option shall be in accordance with the terms of the Company’s stock option plan. Accordingly, the options will vest 25% at the end of one year of employment and 2.0833% per month thereafter. The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant as determined by the Compensation Committee.

Upon the commencement of your employment, the Company will enter into a Change-in-Control agreement with you, a copy of which is attached for your reference.

You will also be eligible to participate in the Company’s employee benefit plans including our standard major medical, dental, life, short and long term disability, vision, flexible benefit plan, paid holidays, personal time off (PTO) and the Company’s 401(k) plan.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted in Santa Clara County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Jim, we believe that you can make a great contribution to Mosys and we all look forward to working with you.

Sincerely,

\s\ Chet Silvestri
Chet Silvestri
Chief Executive Officer

ACCEPTED AND AGREED TO
This 7th day of March, 2006

\s\ Jim Pekarsky
Jim Pekarsky

Start date: March 20, 2006

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Monolithic System Technology, Inc. (“the Company”) and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, impartial, final and binding dispute-resolution procedure. The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other. I understand and agree that the Company is engaged in transactions involving interstate commerce. Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, state law pertaining to agreements to arbitrate shall apply.

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against any of the following (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) the Company’s parent, subsidiary and affiliated entities, (4) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of them.

Claims Not Covered by the Agreement

Claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by the Company or by me for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. Such resort to temporary equitable relief shall be pending and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the Arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

Arbitration Procedures

The arbitration will be held under the auspices of a sponsoring organization, either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services (“J·A·M·S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The Company and I agree that, except as provided in this Agreement, the arbitration shall be in accordance with the sponsoring organization’s then-current employment arbitration rules/procedures.

Judicial Review

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and/or to appeal an arbitration award.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement. This Agreement to arbitrate shall survive the termination of my employment and the expiration of any benefit plan.

Construction

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Employee initials:

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

Employee	Monolithic System Technology, Inc.

\s\Jim Pekarsky	\s\ Chet Silvestri
Jim Pekarsky	Chet Silvestri

CEO

3/20/2006	3/20/2006
Date	Date